Media Contact: Misty Skipper
(904) 366-2949
Investor Contact: David Baggs
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CSX ANNOUNCES EARLY TENDER DATE RESULTS OF DEBT
TENDER OFFERS

JACKSONVILLE, Fla., June 1, 2005 - CSX Corporation (NYSE:CSX) announced today that $1,692,647,000 of outstanding notes have been tendered and not withdrawn through the Early Tender Date of May 31, 2005 pursuant to its previously announced tender offers for up to $1.0 billion in aggregate principal amount of the notes listed below and in the manner described below. The offers commenced on May 17, 2005.

The offers are presented in two separate smaller offers - one that covers three series of notes listed below that mature in 2006 (the “2006 Notes Offer”) and one that covers nine series of notes listed below, each of which matures on or after 2017 (the “Long-Term Notes Offer”). The aggregate principal amount of notes that may be purchased in the 2006 Notes Offer will not exceed $450,000,000, and the aggregate principal amount of notes that may be purchased in the Long-Term Notes Offer will not exceed $550,000,000. To the extent the aggregate principal amount of notes tendered exceeds these caps, CSX will accept notes purchased based on the priority level set forth below in the manner described in the Offer to Purchase.

The following table provides the estimated aggregate principal amount tendered and not withdrawn by 5 p.m., New York City time, on the Early Tender Date of May 31, 2005, for each series:

Notes Related to 2006 Notes Offer
Notes	Principal Amount Outstanding	2006 Notes Acceptance Priority Level	Aggregate Principal Amount Tendered by Early Tender Date
CSX 2.75% Notes due 2006	$200,000,000	1	$186,310,000
CSX 9% Notes due 2006	$300,000,000	2	$204,845,000
CSX Floating Rate Notes due 2006	$300,000,000	3	$255,737,000

Notes Related to Long-Term Notes Offer
Notes	Principal Amount Outstanding	Long-Term Notes Acceptance Priority Level	Aggregate Principal Amount Tendered by Early Tender Date
CSX 8.625% Notes due 2022	$200,000,000	1	$84,246,000
CSX 7.95% Notes due 2027	$500,000,000	2	$222,281,000
CSX 8.10% Notes due 2022	$150,000,000	3	$56,362,000
CSX 7.25% Notes due 2027	$250,000,000	4	$155,048,000
CSX 7.90% Notes due 2017	$400,000,000	5	$184,907,000

Because the caps in both the 2006 Notes Offer and the Long-Term Notes Offer were exceeded, the company will not accept any of the following Notes for purchase and such Notes will be promptly returned to the tendering holder (or, if tendered through DTC, will be promptly credited to the relevant account at DTC, in accordance with DTC’s procedures):

Notes	Principal Amount Outstanding	2006 Notes Acceptance Priority Level	Aggregate Principal Amount Not Accepted in the 2006 Notes Offer
CSX Floating Rate Notes due 2006	$300,000,000	3	$196,892,000

Notes	Principal Amount Outstanding	Long-Term Notes Acceptance Priority Level	Aggregate Principal Amount Not Accepted in the Long-Term Notes Offer
CSX 7.90% Notes due 2017	$400,000,000	5	$152,844,000
CSXT 7.875% Notes due 2043	$99,989,000	6	$35,138,000
CSX 6.80% Notes due 2028	$200,000,000	7	$27,229,000
CSX 8.30% Notes due 2032	$150,000,000	8	$150,000,000
CSXT 9.75% Notes due 2020	$227,171,000	9	$130,544,000

Holders who tendered and did not withdraw their notes on or before the Early Tender Date may not now withdraw their tenders. Holders who tender notes after the Early Tender Date may withdraw tenders on or before 12:00 midnight, New York City time, on the Expiration Date, which is June 14, 2005, unless extended. The settlement date is expected to be June 15, 2005. CSX intends to use cash on hand to pay all the consideration due in connection with the Tender Offers.

Morgan Stanley & Co. Incorporated, Credit Suisse First Boston and UBS Investment Bank are the dealer managers for the offers. Global Bondholder Services Corporation is the Information Agent and the Depositary. This news release is neither an offer to purchase nor a solicitation of an offer to sell the securities. The offers are made only by the Offer to Purchase dated May 17, 2005, and the information in this news release is qualified by reference to the Offer to Purchase. Persons with questions regarding the offers should contact Morgan Stanley & Co. Incorporated at (800) 624-1800 (toll-free) or (212) 761-1457 (collect), Attn. Riccardo Cumerlato, Credit Suisse First Boston at (800) 820-1653 (toll free) or (212) 325-2547 (collect), Attn. Liability Management Desk, or UBS Investment Bank at (888) 722-9555 ext. 4210 (toll free) or (203) 719-4210 (collect), Attn. Liability Management Group. Requests for documents should be directed to Global Bondholder Services Corporation at (866) 540-1500 or (212) 430-3774 (collect).

CSX Corporation, based in Jacksonville, Fla., is one of the nation’s leading transportation companies providing rail, intermodal and rail-to-truck transload services that connect with 70 river, ocean and lake ports, as well as more than 230 shortline railroads. Its principal operating company, CSX Transportation Inc., operates the largest railroad in the eastern United States with a 21,000-mile rail network linking commercial markets in 23 states, the District of Columbia, and two Canadian provinces. CSX Intermodal Inc. is a stand-alone integrated intermodal company serving customers with its own truck and terminal operations plus a dedicated domestic container fleet. More information about CSX Corporation and its subsidiaries is available at the company’s website, http://www.csx.com/.